Exhibit 10.3

RESTATED AMD AMENDED EXCLUSIVE LICENSE AGREEMENT

This Restated and Amended License Agreement (“Agreement”) is entered into on the date of last signature (“Effective Date”), between Michigan State University, a non-profit educational institution of the State of Michigan (“University”) and XG Sciences, Inc. a corporation having its principal place of business at 5020 Northwind Drive Suite 212, East Lansing, MI 48823 (“Licensee”).

Whereas, the University or its designee owns shares in Licensee’s business based on the original license between the parties (MSU reference AGR-672) with an effective date of July 27, 2007 (“Prior Agreement”) and the parties agree to a reassignment to Michigan State University Foundation as University’s designee; and

Whereas, University holds certain rights in University Invention Disclosures and desires to have the rights perfected and exploited in commercial settings; and

Whereas, this Agreement restates and amends the Prior Agreement as set forth herein and confirms the parties understanding concerning grant of licenses, and patent costs; and

Whereas, Licensee requests and University extends an Option Period, as defined in Article 2, for Licensee to select Invention Disclosures, to be licensed under this Agreement within sixty (60) days of the Effective Date, and provides an additional mechanism to license other Invention Disclosures from time to time during the Term for up to three (3) years from the Effective Date.

Therefore, in consideration of the mutual obligations set forth below the University and Licensee agree as follows.

ARTICLE 1

DEFINITIONS

In this Agreement:

“Agents” means trustees, directors, officers, faculty, staff, students, employees, consultants, and agents;

“Annual Minimum” means minimum payment due from licensee to University for each calendar year as set forth on Schedule 2;

“Capital Stock” means, collectively, the aggregate issued and outstanding shares of the Licensee's Common Stock and any other class or series of equity securities then issued and outstanding;

“Equivalent Wholesale Price” means the average price for the same material for all Net Sales during a current and immediately preceding Royalty Periods;

“Election Date” means sixty (60) days from the Effective Date on which the Licensee is to elect the initial set of exclusive Patent Rights and the nonexclusive Property Rights to be licensed from the University in accordance with Section 2.2(d);

“Fields” means the fields of use described on Schedule 1;

“Improvements” means (a) patent applications and patents from inventions made within the Term (i) in the course of research at University supported by Licensee hereunder; or (ii) conceived or first reduced to practice by University employees while conducting work for the Licensee under a private agreement that is disclosed to and approved by University consistent with the then current University policy on outside work for pay. (Note: University will retain ownership of Improvements, if any patent application or a patent lists a University inventor and the improvement falls under its patent policy, even if developed at Licensee's expense.)

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“Invention Disclosure” means a written report describing a proprietary University Technology, which may have patent rights associated as submitted by University researchers under University’s Patent and Copyright Policies;

“Licensing Fees” means the nonrefundable licensing fee(s) in the amount(s) set forth on Schedule 2;

“Milestone Payments” means the payments to be made by Licensee to University upon the occurrence of certain events, as described on Schedule 1;

“Net Sales” means all sales as defined by Generally Accepted Accounting Principles and the fair market value of all other consideration received due to or by reason of the sale, distribution, or use of Products, less the following deductions:

(i)          unreimbursed customary trade, quantity or cash discounts and rebates taken;

(ii)         refunds, replacements, or credits given to purchasers for return of Products for which a royalty was paid under this Agreement;

(iii)        unreimbursed freight and other transportation costs, including insurance charges, and unreimbursed duties, tariffs, sales, and excise taxes actually paid;

Where xGnP is contained as a sub-component in a Product that includes other value-added materials which are reflected in the sales price, the Net Sales shall equal the Equivalent Wholesale Price times the Pounds Sold;

“Patent Costs” means out-of-pocket expenses incurred prior to and during the Term of this Agreement in connection with the preparation, filing, prosecution, and maintenance of the patent applications and patents under the Patent Rights. Such patent costs include without limitation the fees and expenses of attorneys and patent agents, filing fees, and maintenance fees, but exclude costs that may be incurred as a result of any patent infringement or other litigation;

“Patent Rights” means (a) all of the University’s rights in the patent applications and patent, as well as in patent applications and patents deriving from the Invention Disclosures as listed on Schedule 1, which may be amended from time to time in accordance with Article 2 (b) all of the University’s rights in all divisions, continuations, reissues, renewals, re-examinations, foreign counterparts, substitutions, or extensions thereof;

“Property Rights” means all of the University’s proprietary rights in the Technology as described by the Invention Disclosures as set forth on Schedule 1, which may be amended from time to time in accordance with Article 2 and excluding Patent Rights;

“Pounds Sold” means the amount of XGnP, calculated in terms of standard U.S. avoirdupois pounds, sold or otherwise distributed in exchange for monetary or other remuneration by the Licensee or its subsidiaries. It is understood that one way in which the Licensee intends to distribute XGnP is as part of other products that will consist of a mixture of materials, only one of which might be XGnP. In such a case, the actual amount of XGnP included in the final product will be calculated on the basis of the product formula or other engineering data, and not the total weight of the final product. Pounds sold does not include sample materials supplied at no charge to prospective customers, research institutions, or other organizations for evaluation purposes;

“Produce(s)” means any product or process or license therefor that, in whole or in part, absent the license granted hereunder, would infringe one or more Valid Claims of the Patent Rights, and

(i)  any process that uses any such product;

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(ii)  any product that is manufactured by using any such process, or that, when used, practices any such process; and

(iii) any service that uses any such products or processes;

“Royalty Period” means a six (6) month period during a calendar year, either beginning on January 1 and ending June 30 or beginning on July 1 and ending December 31, except that the initial Royalty Period shall begin on the Effective Date and end on December 31 of that same calendar year;

“Sublicense” means an agreement in which Licensee (i) grants or otherwise transfers any of the rights licensed to Licensee hereunder or other rights that are relevant to designing, developing, testing, making, using, or selling Products, (ii) agrees not to assert such rights or to sue, prevent or seek a legal remedy for the practice of same, (iii) assigns or otherwise transfers this Agreement and/or the rights acquired by it, or (iv) is under an obligation to grant, assign or transfer any such rights or non-assertion, or to forebear from granting or transferring such rights to any other entity, including without limitation licenses, option agreements, right of first refusal agreements, or other agreements;

“Sublicensee” means any person or entity to which a Sublicense is granted;

“Sublicensing Revenues” means any and all payments, royalties and other consideration collected by Licensee from its Sublicensees.

“Technology” means all of the University’s rights in know-how, that is owned and controlled by University and free of third-party obligations, and arising from one or more Invention Disclosures, including scientific knowledge, processes, inventions, techniques, formulae, designs, drawing, specifications, reports, studies, findings, data, methods, or other subject matter which is either disclosed in the patent applications or patents arising from one or more Invention Disclosures;

“Territory” means the territory set forth on Schedule 1;

“Valid Claim” means a claim of a patent application or patent, which claim has not expired and has not been held unenforceable, unpatentable or invalid by unappealable decision of a court or other governmental agency of competent jurisdiction;

“XGnP” means the exfoliated graphite nano-platelets whether in the form of a dry powder or as part of a final product consisting of a mixture of exfoliated graphite nano-platelets with solvents, polymers, resins, or other materials.

ARTICLE 2

GRANT OF LICENSE

2.1.          Grant. Conditioned upon Licensee’s continuing compliance with the terms and conditions of this Agreement and in consideration of the payments to be made by Licensee to University under various provisions of this Agreement, University hereby grants to Licensee:

(a)          subject to Section 2.2 and Section 5.3 below, the exclusive right to use the Patent Rights and Improvements elected in accordance with Section 2.1 (c) and (d), to identify, develop, make, have made, use, import, export, lease, sell, have sold, and offer for sale, Products within the Fields and within the Territory; and (ii) the non-exclusive rights to practice the Property Rights for Products within the Fields and within the Territory; and

(b)          the exclusive right to grant Sublicenses of the exclusive rights granted herein, subject to the applicable provisions of this Agreement; and

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(c)          Licensee shall provide University in writing within sixty (60) days of the Effective Date a list of Invention Disclosures, and their associated Patent Rights selected from those initially provided in Schedule 1, which are to be governed by this Agreement.

(d)          an option to evaluate and negotiate in good faith for addition to this Agreement additional Invention Disclosures received after the Effective Date that the University has an unfettered right to disclose to Licensee, subject to Section 2.1a, Section 2.2, and Section 5.3 below, in order to obtain exclusive right to use existing Patent Rights or any future patent rights and (ii) the non-exclusive rights to practice Property Rights for Products; and (iii) the exclusive right to grant sublicenses of the rights granted, subject to the applicable provisions of this Agreement. This option will expire six (6) weeks after receipt of any new Invention Disclosure. (“Option Period”). The parties acknowledge that available rights to new Invention Disclosures, are limited to those rights: i) solely owned and controlled by University without third-party obligations; and ii) the practice of which is known by the University to be directly related to XGnP that is disclosed within three (3) years from the Effective Date; iii) lists Dr. Lawrence Drzal as an inventor; and iv) is not an Improvement.

(1)         If during the Option Period Licensee wishes to license any new Invention Disclosure, Schedule 1 and Schedule 2 (for clarity, any License Fees, new Milestone Payments or other changes) are to be amended in writing in accordance with Section 8.3 by the parties. Terms of the license shall be agreed upon within two (2) weeks of the end of the Option Period (“License Negotiation Period”); and

(2)         If Licensee if not interested in licensing the Invention Disclosure, offered, or if no license has been executed at the end of the License Negotiation Period, University shall be free to negotiate and grant said license to other third parties. If Licensee does not exercise its option to receive a license hereunder within six (6) weeks of the date of the receipt, its option under this paragraph shall be deemed terminated, but only with respect to the Invention Disclosures offered to Licensee. Any Invention Disclosures, not licensed under this Section 2.1 shall be considered University Confidential Information as described in Article 5, Section 5.5.

(e)          In the event Invention Disclosure TEC2006-0070 is elected under Section 2.1 (d) any grant to TEC2006-0070 would be nonexclusive.

2.2.          Reservations.

(a)          University reserves the right, on behalf of itself and all other non-profit academic research institutions, to practice the Patent Rights, and Improvements for any non-profit purpose, including sponsored research and collaborations. Notwithstanding any other provision of this Agreement, Licensee has no right to enforce the Patent Rights and Improvements against any such institution in connection with such institution’s use as permitted above. University and any such other institution have the right to publish any information included in the Patent Rights and Improvements.

(b)          The exclusive license specified in Section 2.1 may be subject to certain rights of the United States and/or State of Michigan government if the Patent Rights were created or invented in the course of government-funded research. Such rights may include for example a royalty-free license to the government and the requirement that any Product produced for sale in the United States will be manufactured substantially in the United States as described in Section 8.7. The grant of rights under Sections 2.1 (a) and (b) above is subject to the rights of the United States government as set forth in 35 U.S.C. Sec 200 et seq. and any other applicable laws or regulations. MSU shall notify Licensee of all known government rights within 30 days of notification under 2.1 (c) above or under 2.1 (d) above.

(c)          All rights to any Patent Rights, and Invention Disclosures and Products are licensed under this Agreement only to the extent owned or licensed by the University.

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2.3.          Sublicenses.

(a)          Each Sublicense (i) shall contain terms no less protective of University’s rights than those set forth in this Agreement, (ii) shall not be in conflict with this Agreement, and (iii) shall identify University as an intended third party beneficiary of the Sublicense. Licensee shall provide University with a complete electronic or paper copy of each Sublicense within thirty (30) days after execution of the Sublicense. Along with the Royalty payment required by Section 3.7, Licensee shall provide a complete copy of all Sublicenses entered into by Licensee within five (5) business days of the effective date of each Sublicense. Licensee further agrees to provide University with a copy of each report received by Licensee from a Sublicensee pertinent to any royalties or other sums owing to Licensee. Licensee shall not receive from Sublicensee anything of value in lieu of cash payments in consideration for any Sublicense without (i) including the value, based on fair market value, as Net Sales or (ii) obtaining the prior written consent of the University. Licensee shall be fully responsible to University for any breach of the terms of this Agreement by a Sublicensee.

(b)          Upon termination of this Agreement for any reason, all Sublicenses shall terminate. If a Sublicensee was in compliance with the terms of its Sublicense in effect on the date of termination, University may grant such Sublicensee that so requests, a license with royalty terms and such use rights and other terms as are acceptable to University. In no event shall University have any obligations of any nature whatsoever with respect to (i) any past, current or future obligations that Licensee may have had, or may in the future have, for the payment of any amounts owing to any Sublicensee, (ii) any past obligations whatsoever, and (iii) any future obligations to any Sublicensee beyond those set forth in the new license between University and such Sublicensee.

(c)          If Licensee is unable or unwilling to grant Sublicenses, either as suggested by University or by a potential licensee or otherwise, then University may directly license such potential licensee as appropriate to comply with University’s obligations in connection with federal research financing.

ARTICLE 3

COMMERCIALIZATION, PAYMENTS AND REPORTS

3.1           License Fees. Within thirty (30) days of date of invoice from University, Licensee shall pay the Licensing Fees to University.

3.2.          Payments on Licensee’s Net Sales. Licensee shall pay University a royalty on Licensee’s Net Sales in the percentage set forth on Schedule 2.

3.3           Payments on Sublicensee Revenues. Licensee shall pay University the percentage set forth on Schedule 2 of all payments or other consideration received by Licensee from Sublicensees pursuant to Sublicenses, whether such payments or other consideration result from Sublicensee’s Net Sales or are denominated as fees or otherwise.

3.4.          Annual Minimums. If the total amounts actually paid under Sections 3.2 and 3.3 for any calendar year are less than the Annual Minimum, Licensee shall pay University an amount equal to the shortfall for that year. Such payment, if any, shall be made within forty-five (45) days of the end of each calendar year of this Agreement. If this Agreement terminates for any reason during any year, the Annual Minimum for such year shall be reduced pro-rata.

3.5.          Patent Costs. Licensee shall reimburse University for all Patent Costs as described on Schedule 2 within thirty (30) days after being invoiced by University.

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3.6.          Milestone Payments. Licensee shall make the Milestone Payments to University within thirty (30) days after the occurrence of each relevant milestone event set forth on Schedule 2.

3.7.          Calculation and Payment of Royalties and Amounts Due.

(a)          Royalties and other amounts due shall be calculated for each Royalty Period as of the last day of each such Period. Payment of royalties and other amounts with respect to each Royalty Period, and the accompanying accounting report described in subparagraph (b) below, shall be due within forty-five (45) days after the end of such Royalty Period, beginning with the earliest of (i) the Royalty Period in which the first Net Sale occurs, (ii) the Royalty Period for which the first Annual Minimum is due, and (iii) the Royalty Period in which Licensee first receives payments or other consideration from a Sublicensee other than royalty on Net Sales, as set forth on Schedule 2.

(b)          At the same time that it makes payment of royalties and other amounts due with respect to a Royalty Period, Licensee shall deliver to University a true and complete accounting of Net Sales and other distributions of any Product and revenues from those sales by Licensee and Sublicensees for each country of sales origin during such Royalty Period and deductions taken, with a separate accounting for each Product of sales and revenues by country, and a detailed calculation of the payment due University for such Royalty Period, in each case in a form similar to Exhibit A attached to this Agreement.

(c)          Each Annual Minimum payment shall be accompanied by a calculation of the Annual Minimum such that University can verify the amount of the payment.

3.8.          Records. Licensee shall keep, and shall cause Sublicensees to keep, accurate records in sufficient and customary detail such that the amounts payable under this Agreement may be verified. During the term of this Agreement and for a period of five (5) years following termination, Licensee shall permit University or its representative, during normal business hours, to inspect, audit and copy its books and records regarding the sale of Products. Such examination shall be made at University’s expense, except that if such examination discloses a shortage of three percent (3%) or more in the amount of royalties and other payments due University for any Royalty Period, then Licensee shall reimburse University for the reasonable cost of such examination, including any professional fees and out of pocket costs incurred by University. No separate confidentiality agreement will be required to conduct such an examination, and the results of the examination shall be treated as confidential information under Section 5.5. University or its representative will be allowed to keep a copy of all documents provided by Licensee and all documents created by University or its representative in connection with such examination for archival purposes.

3.9.          Payments. All amounts owing to University under this Agreement shall be paid in U.S. dollars, by check or other instrument representing immediately available funds payable to “Michigan State University” and delivered to University’s address set forth on Schedule 2 or in a wire transfer, where are all related back fees are to be paid by Licensee, to an account described on Schedule 2. If Licensee or any Sublicensee receives payment in a currency other than U.S. dollars, such currency will be converted directly from the non-U.S. currency to U.S. dollars on the date initial payment was made, without intermediate conversions, and payments will be made based on such conversion. The conversion rate shall be the applicable rate of exchange of Citibank, N.A., in New York, New York, on the last day of each month preceding a month during the Royalty Period during which revenues were received by Licensee.

3.10.         Overdue Payments. Payments due to the University under this Agreement, if not paid when due, shall be subject to interest of 1.5% per month (or the maximum amount permitted by law if less) of the delinquent amount, and Licensee shall be responsible for all costs of collection incurred by University including attorney fees and court costs. The accrual or receipt by University of interest under this Section shall not constitute a waiver by University of any right it may otherwise have to declare a breach of or default under this Agreement and to terminate this Agreement.

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3.11.         Termination Report and Payment. Within sixty (60) days after the date of termination of this Agreement, Licensee shall make a written report to University stating the number, description, and amount of Products sold by Licensee or any Sublicensee, upon which royalties are payable under this Agreement but which were not previously reported to University, a calculation of the Wet Sales, and a calculation of the royalty and other payments due University for such Products, all in such form and containing such substance as is required by this Agreement and Attachment A. Concurrent with the making of such report, Licensee shall pay all outstanding amounts due University.

3.12.         Commercialization and Reporting Requirements. Licensee shall, and shall require each Sublicensee to, use its best efforts to bring one or more Products to market within the Fields and throughout the Territory and to develop such markets through a thorough, vigorous, and diligent program for the commercial exploitation of the Patent Rights. In addition, Licensee shall meet all commercialization and reporting requirements set forth in Schedule 2.

3.13.         No Refunds or Credits. Other than as slated in this Agreement, all payments made to University under this Agreement shall be nonrefundable, and any amount paid with respect to an obligation of Licensee under this Agreement shall not be credited against any other amount paid with respect to any other obligation of Licensee under this Agreement.

3.14         Product Transfers. If a Product is made in a country in which any of the Patent Rights exist, then Licensee shall be obligated to pay a royalty on the sale or transfer of such Product even if such sale or transfer occurs in a country in which no patent protection exists; and if a Product is sold in a country in which any of the Patent Rights exist, then Licensee shall be obligated to pay a royalty on the sale or transfer of such Product even if such Product was made in a country in which no patent protection exists.

3.15         Stock Ownership.

(a)	In further consideration of the license under the Prior Agreement, Licensee issued to University 9,543 shares of fully paid and non-assessable Common Stock. Shares issued to University have tag-along and piggyback registration rights where Licensee shall pay all expenses of such registrations.

(b)	University agrees that, in the event of a proposed change in control of the Licensee, whose control means a change in the ownership of more than fifty percent (50%) of the outstanding voting securities or voting interests of the Licensee, and providing that the payment it receives on its portion of the Capital Stock is substantially similar to that of other shareholders, it will not take any actions so as to hinder such change in control and will vote its Capital Stock, if required by management, in the same manner as the management of the Licensee with regard to approving the change in control.

(c)	University requests and authorizes and Licensee agrees to cancel and reissue any and all Capital Stock Issued to Michigan State University under the Prior Agreement to University’s designee, Michigan State University Foundation within thirty (30) days of the Effective Date.

ARTICLE 4

WARRANTIES AND INDEMNIFICATION

4.1.          Limited Representation. University represents that it has the right, power and authority to enter into and perform its obligations under this Agreement.

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4.2.          Disclaimer of Warranties. The Patent Rights are licensed “AS IS.” EXCEPT AS SPECIFICALLY SET FORTH IN SECTION 4.1 ABOVE, UNIVERSITY DISCLAIMS ANY AND ALL WARRANTIES OF ANY KIND OR NATURE, WHETHER EXPRESS OR IMPLIED, RELATING TO PERFORMANCE, MARKETABILITY, TITLE, OR OTHERWISE IN ANY RESPECT RELATED TO THE PATENT RIGHTS OR PRODUCTS. UNIVERSITY FURTHER DISCLAIMS ANY EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, AND DISCLAIMS ANY EXPRESS OR IMPLIED WARRANTY REGARDING INFRINGEMENT OF ANY PATENT, COPYRIGHT, TRADEMARK, OR OTHER RIGHTS OF THIRD PARTIES IN CONNECTION WITH THE PRACTICE OF THE PATENT RIGHTS, OR THE MAKING, USING OR SELLING OR OTHER DISTRIBUTION OF PRODUCTS BY ANY PERSON OR ENTITY. LICENSEE, AND ITS SUBLICENSEES, ASSUME THE ENTIRE RISK AND RESPONSIBILITY FOR THE SAFETY, EFFICACY, PERFORMANCE, DESIGN, MARKETABILITY, TITLE, AND QUALITY OF ALL PRODUCTS. Without limiting the generality of the foregoing, University does not warrant (a) the patentability of any of the Patent Rights, (b) the accuracy of any information provided to Licensee, or (c) the accuracy, safety, or usefulness for any purpose of any of the Patent Rights or Products. Nothing contained in this Agreement shall be construed as either a warranty or representation by University as to the validity or scope of any Patent Rights.

4.3.          Limitation of Liability. University assumes no liability in respect of any infringement of any patent or other right of third parties due to the activities of Licensee or any Sublicensee under this Agreement. In no event shall University or its affiliates or their respective Agents be responsible or liable for any indirect, special, punitive, incidental, or consequential damages or lost profits to Licensee, Sublicensees, or any other individual or entity regardless of legal theory. The above limitations on liability apply even though University or its affiliates, or any of their Agents, may have been advised of the possibility of such damage. Licensee shall not, and shall require that Sublicensees do not, make any statements, representations, or warranties or accept any liabilities or responsibilities whatsoever with regard to any person or entity that are inconsistent with any disclaimer or limitation included in this Article 4.

4.4.          Indemnification.

(a)          None of University, its affiliates, and their respective Agents (each an “Indemnified Person”) shall have any liability or responsibility whatsoever to Licensee, any Sublicensee or any other person or entity for or on account of (and Licensee agrees, and shall cause each Sublicensee to agree, not to sue any Indemnified Person in connection with) any injury, loss, or damage of any kind or nature, sustained by, or any damage assessed or asserted against, or any other liability incurred by or imposed upon, Licensee, any Sublicensee or any other person or entity, whether direct, indirect, special, punitive, incidental, consequential, or otherwise arising under any legal theory (and further without limitation any existing or anticipated profits or opportunities for profits lost by Licensee or any Sublicensee), arising out of or in connection with or resulting from (i) the production, use or sale of the Products by Licensee or a Sublicensee, (ii) the use of any Patent Rights by Licensee or any Sublicensee, (iii) any advertising or other promotional activities with respect to either of the foregoing, or (iv) the production, use or sale of any Product identified, characterized, or otherwise developed by Licensee or any Sublicensee with the aid of the Patent Rights. Licensee shall indemnify and hold each Indemnified Person harmless against all claims, demands, losses, damages, or penalties (including but not limited to reasonable attorney’s fees and expenses) made against or incurred by any Indemnified Person with respect to items (i) through (iv) above, even if such claims are groundless or without merit or basis.

(b)          Licensee shall obtain and carry in full force and effect, and shall cause Sublicensees to obtain and carry in full force and effect, insurance with coverages and limits adequate to ensure that Licensee can meet its obligations to University pursuant to this Article 4, the nature and extent of which insurance shall be commensurate with usual and customary industry practices for similarly situated companies, but in any event not less than the amounts set forth on Schedule 2 attached to this Agreement. Such insurance will be written by a reputable insurance company reasonably acceptable to University and authorized to do business in the State of Michigan, will name University as an additional insured under all general liability and product liability policies, and shall require thirty (30) days written notice to be given to University prior to any cancellation, endorsement or other change. Licensee will provide University or a University third party designee, for itself and on behalf of any Sublicensee, with appropriate certificates of insurance from time to time as requested by University reflecting the obligations of Licensee pursuant to this subsection.

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ARTICLE 5

PROSECUTION AND MAINTENANCE OF PATENT RIGHTS

5.1           Prosecution and Maintenance. Licensee shall, at Licensee’s sole expense, file, prosecute, and maintain patents applications and patents under the Patent Rights in the United States and in any other countries for Invention Disclosures, patent applications and patents as licensed herein in accordance with Article 2, Section 2.1. For any such Invention Disclosures, patent applications and patents under the Patent Rights for which the Licensee elects to file, prosecute, and maintain in the United States and in any other countries (collectively the “Licensee-Controlled Patents”), Licensee shall consult with University with regards to the filing, prosecution, and maintenance of such Licensee-Controlled Patents. All Licensee-Controlled Patents under this Agreement shall be assigned to the ‘‘Board of Trustees of Michigan State University, East Lansing, MI (U.S.).” Licensee will make reasonable efforts to amend any Licensee-Controlled Patent applications to include claims requested by University. Licensee will provide University with copies of all drafted Licensee-Controlled Patent applications along with office actions and associated responses thirty (30) days before filing with the U.S. Patent Office. Licensee will provide copies of all substantive correspondence between Licensee and the U.S. Patent Office and between Licensee and any international patent office within thirty (30) days of receipt by Licensee.

5.2           Abandonment of Applications. If Licensee determines to abandon any patent or patent application under the Patent Rights, it will give University thirty (30) days advance written notice of such determination. University may elect to continue the prosecution and maintenance of any such patent or patent application under the Patent Rights at University’s sole expense in University’s name, and such patent application and patents shall be removed from Patents Rights in accordance with Section 8.3 in writing with an amended Schedule 1. In such event, Licensee shall cooperate with and provide reasonable assistance to University in furtherance of such application(s) and/or patent(s). Under no circumstance will the abandonment of any patent applications, patents or Patent Rights under this Section 5.2 release Licensee’s obligation to pay any costs, fees, and royalties accrued, incurred or coming due (including without limitation any Annual Minimum payments) or to perform obligations remaining unpaid or unperformed otherwise due under the terms of this Agreement.

5.3           Obligation to File Patent Applications. In consideration of the license granted herein, Licensee shall file or maintain at least one (1) U.S. patent application for each of the Invention Disclosure under license. Failure to file within three (3) months of the Effective Date or receipt of a new Invention Disclosure shall be considered Abandonment under Section 5.2.

5.4.          Interferences. University will give Licensee written notice promptly upon the declaration of any interference involving any of the Patent Rights. University will have the sole and exclusive right to determine whether and in what manner to proceed with respect to such interference. If University fails to contest the interference. University will promptly notify Licensee. Licensee will not, and will not permit any Sublicensee to, directly or indirectly, initiate, support, participate in, any interference involving any of the Patent Rights.

5.5.          Confidentiality. In connection with this Agreement, each party may disclose its confidential and proprietary information to the other party. Any such information that is first disclosed in writing, or if first disclosed orally is transmitted in written form within twenty (20) days following the oral disclosure, and is labeled as “Confidential” is referred to in this Agreement as “Confidential Information.”

(a)          Each party shall maintain the Confidential Information of the other party in confidence, and shall not disclose or otherwise communicate such Confidential Information to others, or use it for any purpose except pursuant to, and in order to carry out, the terms and objectives of this Agreement, and shall exercise every reasonable precaution to prevent and restrain the unauthorized disclosure of such Confidential Information by any of its Agents.

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(b)          The provisions of Section 5.5 shall not apply to any Confidential Information that:

(i)	Either was or will be lawfully disclosed to the recipient by an independent third party rightfully in possession of the Confidential Information; or

(ii)	Either has been or will be published or generally known to the public in accordance with Article 6 or otherwise through no fault or omission by a party; or

(iii)	Was independently known to the recipient prior to receipt from the disclosing party, or was independently developed by the recipient, as demonstrably documented in written records of the recipient; or

(iv)	Is required to be disclosed by a party to comply with court orders or applicable laws, to defend or prosecute litigation, or to comply with governmental regulations, provided that such party takes reasonable and lawful actions to avoid and/or minimize the degree of such disclosure.

(c)          Licensee and University acknowledge that they may have previously entered into one or more confidentiality and non-use agreements with respect to some or all of the Patent Rights (collectively, “Confidentiality Agreements”). To the extent this Agreement conflicts with the terms of any of the Confidentiality Agreements, this Agreement shall supersede the Confidentiality Agreements and be binding on University and Licensee with respect to the information covered under the terms of this Article 5, without otherwise limiting the binding nature and effect of the Confidentiality Agreements.

ARTICLE 6

INFRINGEMENT

6.1           Notification. Each party shall promptly report in writing to the other party any infringement or suspected infringement of any Patent or unauthorized use or misappropriation of the Product by a third party of which it becomes aware. The reporting party shall provide the other party with all available evidence of the infringement, suspected infringement or unauthorized use or misappropriation.

6.2           Licensee Right to Prosecute. Licensee may initiate an infringement suit or other appropriate action against any third party who at any time has infringed or is suspected of infringing any of the Patent Rights in the Field. Licensee shall give University advance written notice of its intent to initiate such action and the reasons therefor and shall provide University with an opportunity to make suggestions and comments regarding such action. Licensee shall keep University promptly informed of material developments in any such action. Licensee shall pay all expenses of such action. University shall offer reasonable assistance to Licensee in connection with such action at no charge to Licensee except for reimbursement of reasonable out-of-pocket expenses. Recoveries, reimbursements, damages, profits, or awards from such action shall first be applied to reimburse University for out-of-pocket expenses not yet reimbursed by Licensee and then to reimburse Licensee for its other litigation costs. Any remaining recoveries, reimbursements, damages, profits, or awards of whatever nature shall be treated as Net Sales under this Agreement.

6.3           Reimbursement for University Costs. If University is a legally indispensable party to an infringement suit or other action as described in Section 6.2, University may join the action as a co-plaintiff. Licensee shall reimburse University for any costs it incurs as a co-plaintiff or other party to any action brought by Licensee or a Sublicensee.

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6.4           University Right to Prosecute. In the event that Licensee does not within six (6) months (a) secure cessation of the infringement, or (b) enter suit against the infringer, or (c) provide University with evidence of the pendency of a bona fide negotiation for the acceptance by the infringer of a sublicense under the Patents, University shall thereafter have the right but not the obligation to convert Licensee's exclusive license hereunder to a non-exclusive license and/or to take action against the infringer at University's own expense. Licensee shall offer reasonable assistance to University in connection with any such action at no charge to University except for the reimbursement of reasonable out-of-pocket expenses. Any damages, profits, or awards of whatever nature recovered from any such action shall belong solely to University.

ARTICLE 7

TERM AND TERMINATION

7.1.          Term. The term of this Agreement (“Term”) shall commence upon the Effective Date and shall continue, unless terminated earlier under Section 7.2 or 7.3, this Agreement shall terminate upon on the first to occur of the following:

(a)          expiration or termination of all Patent Rights; or

(b)          the twenty fifth (25) anniversary of the Effective Date.

7.2           University Right to Terminate. University may terminate this Agreement, without prejudice to any of its other rights conferred on it by this Agreement or otherwise:

(a)          if Licensee defaults under this Agreement,

(i)          by not paying when due any amount or other consideration or reimbursement required by this Agreement, or

(ii)         by not delivering reports required under Section 3.7(b),

and in either such case Licensee fails to cure the default within thirty (30) days after written notice from University of the default;

(b)          If Licensee defaults on or breaches any other provision of this Agreement, including without limitation its obligations under Section 3.12, and Licensee fails to cure any such default or breach within forty-five (45) days after written notice from University;

(c)          If Licensee

(i)          takes any action that purports to cause any Patent Rights to be subject to any liens or encumbrances, or

(ii)         commences a voluntary case as a debtor under the Bankruptcy Code of the United States or any successor statute (the “Bankruptcy Code”), or if an involuntary case is commenced against Licensee under the Bankruptcy Code, or if an order for relief shall be entered in such case, or if the same or any similar circumstance shall occur under the laws of any foreign jurisdiction, and Licensee fails to vacate or have such case dismissed, or to cause such purported lien or encumbrance to be removed, within thirty days (30) of filing; or

(d)          If Licensee makes any materially false report or files or takes any action to challenge any of University’s rights in the Patent Rights.

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Termination shall be effective upon expiration of the relevant cure period in the circumstances described in subsections (a), (b), and (c) above and shall be immediately effective upon the occurrence of any event described in subsection (d) above.

7.3.          Licensee Right to Terminate. Licensee may terminate this Agreement at any time by written notice to University effective at the end of the Royalty Period immediately following the Royalty Period in which the notice is effective.

7.4.          Effect of Termination.

(a)          If this Agreement terminates for any reason, on the effective date of termination Licensee shall immediately cease and cause its and Sublicensees immediately to cease using, making, having made, importing, exporting, leasing, selling, having sold, and offering for sale or license the Patent Rights and Products, and shall return to University, or deliver or destroy as University directs, the Products then in its possession.

(b)          Notwithstanding the termination of the other provisions of this Agreement pursuant to Section 7.2 or 7.3, the following shall survive such termination:

(i)          Licensee's obligation to pay any costs, fees, and royalties accrued, incurred or coming due (including without limitation any Annual Minimum payments) or to perform obligations remaining unpaid or unperformed under the terms of this Agreement on the effective date of such termination;

(ii)         Licensee’s obligations under Section 3.11, Article 4, Sections 5.1, 5.2, 5.5 and, to the extent proceedings have been initiated, Section 6.2, this Section 7.4 and Article 8 below;

(iii)        any cause of action or claim of Licensee or University, accrued or to accrue, because of any breach or default of this Agreement by the other party.

(iv)        MSU Foundation or its designee shall retain Capital Stock issued under the Prior Agreement and reissued under Section 3.15(d) of this Agreement.

ARTICLE 8

MISCELLANEOUS

8.1.          Assignment. Except in the event of a merger or sale of substantially all stock or assets of Licensee, this Agreement shall not be assigned by Licensee without the prior written consent of University, which may be granted or withheld in the sole discretion of University. Prior to any such assignment becoming effective, all amounts due (including Patent Costs, if any), must be paid in full and a permitted assignee must agree in writing to become bound by this Agreement.

8.2.          Entire Agreement, Amendment and Waiver. This Agreement (including any attached schedules and exhibits referred to in this Agreement) contains the entire understanding of the parties with respect to the subject matter of this Agreement and supersedes any and all prior written or oral discussions, arrangements, courses of conduct, or agreements. This Agreement may be amended only by an instrument in writing duly executed by the parties. The waiver of a breach of this Agreement will be effective only if in writing and signed by the waiving party; waiver of a breach will not constitute a waiver of any other breach.

8.3.          Notices. All notices required or desired to be given under this Agreement shall be delivered to the parties at the addresses set forth on Schedule 2. Notices may be given (i) by hand, (ii) by a nationally recognized overnight delivery service, or (iii) by facsimile transmission followed by confirmation of delivery. The date of personal delivery, the date of deposit with the overnight delivery service for next business day delivery, or the date of sending by facsimile, shall be the date such notice is deemed effective under this Agreement.

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8.4.          Governing Law. This Agreement shall be governed by and interpreted under the laws of Michigan, excluding its conflict of laws provisions.

8.5.          Jurisdiction. All actions or proceedings related to this Agreement shall be litigated in state courts of competent jurisdiction located within the State of Michigan. Licensee (i) consents and submits to the jurisdiction of any Michigan state court with competent jurisdiction, (ii) consents to delivery and service of process by means of the notice provisions established in this Agreement, (iii) shall not bring any action or claim against University in any other jurisdiction, and (iv) shall require that Sublicensees agree not to bring any action or claim against University in any other jurisdiction.

8.6.          Marking. Licensee shall place in a conspicuous location on any Product (or its packaging where appropriate) a patent notice in accordance with the laws concerning the marking of patented articles.

8.7.          United States Manufacture. To the extent required by United States statute, rule, or regulation or by the terms of any grant or other funding agreement applicable to University with respect to the Patent Rights, (a) Products for sale in the United States of America will be manufactured or produced substantially in the United States of America, and (b) no exclusive Sublicenses will be granted unless the Sublicensee agrees that any Products for sale in the United States of America will be manufactured or produced substantially in the United States of America.

8.8.          Export Controls.

Both parties acknowledge that they are subject to United States laws and regulations controlling the export of technology, technical data, computer software, laboratory prototypes, and other items (including inter alia the Arms Export Control Act, as amended and the Export Administration Act of 1979 as amended). Each party’s performance under this Agreement must comply with all applicable United States export laws and regulations. The transfer of certain technology, technical data, and/or items may require a license from the cognizant agency of the United States government and/or written assurances by a party that the party shall not export to certain foreign countries without prior approval of such agency. The parties neither represent nor warrant to the other that a license shall not be required nor that, if required, it will be issued. In any event, neither party shall export or re-export any technology, technical data, or items in violation of any applicable USA laws or regulations.

8.9.          Implementation. Each party shall, at the request of the other party, execute any document reasonably necessary to implement the provisions of this Agreement.

8.10.         Counterparts. This Agreement may be executed in multiple counterparts, each of which when taken together shall constitute one and the same instrument.

8.11.         Relationship of Parties. The parties to this Agreement are independent contractors. There is no relationship of principal to agent, master to servant, employer to employee, or franchiser to franchisee between the parties. Neither party has the authority to bind the other or incur any obligation on its behalf.

8.12.         Headings; References. The headings of the sections, subsections, and paragraphs of this Agreement have been added for convenience only and shall not be deemed to be a part of this Agreement, nor shall they affect the interpretation or construction of this Agreement in any manner. Section or subsection references in this Agreement are references to sections or subsections of this Agreement, and references to schedules or exhibits are references to schedules or exhibits attached to this Agreement.

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8.13.         Advertising. Licensee shall not use (and shall prohibit Sublicensees from using) the names, logos, or trade or service marks of University or its affiliates or their respective Agents, or any adaptation thereof, in any commercial activity, marketing, advertising, or sales brochures without the prior written consent of University, which consent may be granted or withheld in University’s sole and complete discretion. Notwithstanding the foregoing, Licensee may use the name of University in a non-misleading fashion in (i) executive summaries, business plans, offering memoranda, and other similar documents used by Licensee for the purpose of raising financing far the operations of Licensee or entering into commercial contracts with third parties, but only to the extent necessary to inform a reader that the Patent Rights have been licensed by Licensee from University and to inform a reader of the identity and published credentials of University faculty members listed as inventors of the Patent Rights, and (ii) any securities reports required to be filed with the Securities and Exchange Commission.

8.4.          Conflicts. Licensee shall disclose to University any potential conflicts of interest between the University and University employees who may also be employees, consultants, shareholders, or directors of Licensee. Licensee shall cooperate with University with respect to the Michigan State University Faculty Conflict of Interest Policy and Outside Work for Pay Policy, which are available at http://www.msu.edu/-biomed/COI/, and shall work constructively with University to manage and mitigate any conflicts that may arise in the course of this and related agreements between it and University.

IN WITNESS WHEREOF, the parties hereto have caused this Exclusive License Agreement to be executed by their respective duly authorized officers or representatives on the date indicated below.

University:	Michigan State University

	By:	/s/ Mary L. Mayer

Mary L. Mayer, Interim Executive Director

	Date:	5/24/2010

Licensee:	XG Sciences, Inc.

	By:	/s/ Michael R. Knox

Michael R. Knox, CEO and President

	Date:	5/25/2010

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Schedule 1 to Exclusive License Agreement

“Fields” means: all, including the following:

“Composites Field” means the use of xGnP as an additive with one or more plastics, elastomers, resins, or other polymers to form a composite material with specialized properties that are different from the original material. This includes the use of xGnP with thermoplastic and thermoset materials, urethanes, epoxies, and other systems based on organic resins.

“Energy Storage Field” means the use of xGnP in any device used to retain or store electrical energy for future use.

“Specialty Liquids Field” means the use of xGnP as an additive to liquids used as lubricants, cutting fluids, grinding fluids, well drilling fluids, machining lubricants, and similar applications.

“General Other Field” means the use of xGnP in all other applications not defined elsewhere.

“Patent Rights” means:

U.S. Patent No. 7,550,529 (For Reference only MSU TEC2002-0038);

U.S. Patent Application No. 11/801,261 (For Reference only MSU TEC2004-0075);

U.S. Patent Application No. 11/435,498 (For Reference only MSU TEC2004-0088);

U.S. Patent Application No. 12/072,460 (For Reference only MSU TEC2006-0039);

U.S. Patent Application No. 11/435,350 (For Reference only MSU TEC2006-0054);

U.S. Patent Application No. 11/435,471 (For Reference only MSU TEC2006-0070);

U.S. Patent Application No. 12/515,232 (For Reference only MSU TEC2007-0072);

U.S. Patent Application No. 11/897,692 (For Reference only MSU TEC2007-0121);

U.S. Patent Application No. 11/897,723 (For Reference only MSU TEC2007-0122);

U.S. Patent Application No. 12/587,645 (For Reference only MSU TEC2008-0042); and

U.S. Patent Application No. 12/655,649 (For Reference only MSU TEC2008-0079).

“Invention Disclosures” means the following:

TEC2002-0038 Inexpensive Method for Producing Graphite Nanoplatelets;

TEC2004-0075 Conductive Coatings Produced by Monolayer Deposition on Surfaces;

TEC2005-0088 Method for Producing Metalloic Nanoparticles on Solid Surfaces especially Carbon and Graphite

TEC2006-0039 Hybrid Micro-Nano-Composite Material and Method to Prepare Thereof;

TEC2006-0054 Continuous Process for Producing Exfoliated Nano-Graphite Platelets;

TEC2006-0070 Electro-Conductive Nylon with High Barrier Property and Method to Prepare Thereof

TEC2007-0072 Micropatterning of Low Cost and Highly Conductive Exfoliated Graphite Nanoplatelets (xGnPs) using Microcontact Printing;

TEC2007-0121 Conductive Sheet Molding Compound with Carbon Based Nanomaterials;

TEC2007-0122 Conductive Coating of Substrate with Carbon-Based Nanomaterials;

TEC2007-0139 Plasticized Cellulose as a Potential Alternative to Petroleum Based Polymers;

TEC2007-0150 Modification of the Mechanical, Thermal, and Electrical Properties of Elastomer-Based Materials by the Addition of Exfoliated Graphite Nano-Platelets;

TEC2008-0002 High-Performance Biosensors Based on Exfoliated Graphite Nanoplatelets and Nanometal Decorations;

TEC2008-0033 Materials and Process for Sub-10 Nanometer Integrated Circuit Lines;

TEC2008-0038 Metal nanoparticle and conducting polymer nanocomposites for energy devices;

TEC2008-0039 Electrospinning ordered arrays of cellulose nitrate fibers;

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TEC2008-0042 Electrically Conductive, Optically Transparent Films of Exfoliated Graphite Nanoplatelets (Graphene);

TEC2008-0074 Single Graphene Sheets Decorated With Metal Nanoparticles;

TEC2008-0079 xGnP-based Lubricant;

TEC2009-0006 Polyoxometalate-based Modification of Exfoliated Graphite Nanoplatelets to Produce Electrocatalysts;

TEC2009-0020 Fabrication of Electrically Conductive and Optically Transparent Films with Graphene NanoPlatelets or Other Nanoparticles;

TEC2009-0029 MetalOxide Nanosheet Monolayer Film Synthesis for Electrochemical Energy Storage and Photocatalytic Applications;

TEC2009-0030 Electrically Conductive Highly Aligned Multilayer Free Standing Film of Exfoliated Graphite Nanoplatelets (Graphene);

TEC2009-0031 Exfoliated Graphite Nanoplatelets (Graphene) and Conductive Polymer Multilayer Free Standing Film Electrode for Ultra and Supercapacitor Applications;

TEC2009-0113 Exfoliated Graphite Nano Platelet (xGnP) anodes for Li-ion batteries;

TEC2010-0027 Nanostructured Electrodes for Exfoliated Graphite Nanoplateletes for Supercapacitor Applications; and

TEC2010-0047 Simple Dry Process for Scalable Production of High Surface Area, Graphene Nanoplatelets.

“Territory” means; Worldwide

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Schedule 2 to Exclusive License Agreement

Article 3 Payments/Reports

3.1          Licensing Fee: $10,000.00 due upon the Effective Date and $3,000,00 for each unique Invention Disclosure elected by University containing Patent Rights and Property Rights due within thirty (30) days of date of invoice

3.2          Royalty on Net Sales by Licensee and Sublicensees in a Specially Field, payable annually, within forty-five (45) days of the end of the calendar year:

2.0% if Net Sale and Sublicensing Revenues are in the Composites Field;

2.5% if Net Sale and Sublicensing Revenues are in the Energy Storage Field;

2.0% if Net Sale and Sublicensing Revenues are in the Specialty Liquids Field;

4.0% if Net Sale and Sublicensing Revenues are in the General Other Field.

Only one royalty (that specified in this Agreement) shall be payable to University for any Product sold, including where one or more patents of University that are in addition to any patents licensed under this Agreement cover or are alleged to cover the Product. In the event that two or more royalty rates apply to a given Product, the largest rate shall apply.

3.3          Payments on Sublicensee Revenues:

All Net Sales or use of Products by Sublicensees shall be treated as if Net Sales of Licensee for the calculation of running royalties.

3.4	Annual Period	Annual Minimum

	Year 1 (Effective Date through 12/31/2010	None
	Year 2 (1/1/2011 through 12/31/2011)	$10,000.00
	Year 3 (1/1/2012 through 12/31/2012)	$10,000.00
	Year 4 (1/1/2013 through 12/31/2013)	$20,000.00
	Year 5 (1/1/2014 through 12/31/2014)	$25,000.00
	All remaining calendar years	$50,000.00

3.5           Patent Costs.

Any outstanding Patent Costs less credits due on the Patent Rights elected as of the Election Date and as shown in the table of this Schedule 2, Section 3.5 shall be invoiced following the Election Date. Licensee shall pay within thirty (30) days after being invoiced by University. Thereafter, Patent Costs to be invoiced by University as they are incurred.

TEC2002-0038	$88,648.27
TEC2004-0075	$23,180.38
TEC2005-0088	$48,436.14
TEC2006-0039	$7,415.88
TEC2006-0054	$19,254.08
TEC2006-0070	$12,883.77
TEC2007-0072	20,188.03
TEC2007-0121	$14,082.10
TEC2007-0122	$10,530.60
TEC2007-0139	$0.00
TEC2007-0150	$0.00
TEC2008-0002	$0.00

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TEC2008-0033	$0.00
TEC2008-0038	$0.00
TEC2008-0039	$0.00
TEC2008-0042	$17,528.17
TEC2008-0074	$0.00
TEC2008-0079	$2,694.06
TEC2009-0006	$0.00
TEC2009-0020	$0.00
TEC2009-0029	$0.00
TEC2009-0030	$0.00
TEC2009-0031	$0.00
TEC2009-0113	$0.00
TEC2010-0027	$0.00
TEC2010-0047	$0.00

3.6           Milestone Payments.

None.

3.7           Payments & Accounting Due

February 15 of each year (for the Royalty Period ending the prior December 31) and August 15 of each year (for the Royalty Period ending the prior June 30)

3.9           Payments.

Submit paper checks to:

MSU Technologies

Attn: Finance Coordinator

325 E. Grand River, Suite 350

East Lansing, MI 48823

All checks must be marked with the following MSU Technologies (MSUT) identifiers:

Mark 2:      AGR2010-00372

Submit wire transfers to:

Bank of America 2600

W. Big Beaver Road

Troy, MI 48084

All transfers must be marked with the following information, as outlined below:

Mark 1:       For the account of the Board of Trustees, Michigan State University

Mark 2:       ABA Routing Number 0720-0080-5

Mark 3:       MSU Account Number: 1935-218139

      a.      If originating from outside the United States, Mark “Swift Code: MICH US 33”

Mark 4:                AGR2010-00020

Mark 5:                Dept: MSU Technologies

Mark 6:                a/c 21 -3252 (for general IP income)   OR   a/c 21-2310 (for copyright income)

Mark 7:       MSUT Contact: Accounts Payable (517)355-2186

3.12         Commercialization and Reporting Requirements.

i.	Beginning in the calendar year 2011 annual sales of all Products combined with total financing received from March 1, 2010 to December 31, 2011 shall be at least one million U.S. Dollars ($1,000,000.00)

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ii.	After three (3) years from the Effective Date, each patent within Patent Rights must be incorporated into a Product and sold in any given anniversary year, or the license rights granted under Article 2 hereof to that patent may, in University’s sole reasonable discretion, become non-exclusive or remove one or more Specialty Fields.

Article 4 Indemnification

4.4(b) Insurance Requirements:

General Liability: Minimums consistent with industry practice, but in any event not less than (i) $1,000,000 per occurrence, with an aggregate minimum of $2,000,000 for personal injury or death, and (ii) $1,000,000 per occurrence, with an aggregate minimum of $2,000,000 for property damage.

Products Liability: Prior to the sale or transfer to any third party of any product that requires the use of or is based on the Patent Rights, products liability insurance in an amount consistent with industry practice, but in any event not less than $1,000,000 per occurrence and $2,000,000 in aggregate.

Professional Liability: Prior to the offering or providing of any professional services that require use of or are based on the Patent Rights to any third party, professional liability insurance and/or errors and omissions insurance, as appropriate, in an amount consistent with industry practice, but in any event not less than $1,000,000 per occurrence and $3,000,000 in aggregate, provided that if Licensee purchases such insurance coverage on a “claims made” basis, then Licensee must purchase tail coverage for at least ten (10) years following the expiration or termination of the agreement under which services are provided.

Article 8 Miscellaneous

8.3 Notices:

(a) Address for All Notices MSU Technologies
And Payments	Attention: Executive Director
to University:	MSU Technologies
Michigan State University
325 E, Grand River
Suite 350
East Lansing, MI 48823
(b) Address for Notices
to Licensee:	Michael R. Knox
President and CEO
XG Sciences, Inc.
5020 Northwind Drive
Suite 212
East Lansing, MI 48823

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Exhibit A to Exclusive License Agreement

Royalty and Other Payment Report Form         ,         to             ,

Payments and Related Information from Licensee:

Licensee and Sublicensees shall report, as detailed by country of sales origin and for each Sublicensee (if sublicensed):

1.	Product number and description

2.	Units of Product sold

3.	Units of Product distributed but for which no payment was received

4.	Unit gross list sales price for each of (2) above

5.	Per unit deductions (attach itemized documentation of all deductions taken)

6.	Extended sales dollars (unit price x quantity)

7.          Other cash amounts and fair market value of all other consideration received (attach itemized list identifying and valuing each other consideration)

8.	Application of Section 3.9, foreign currency conversion rate, shown for each currency received

9,	Calculation of Net Sales

10.	Royalty Rate

11.	Royalty Payments due

12.	Annual Minimums owed, if any

13.	Milestone Payments owed, if any, with specific reference to Milestones listed on Schedule 2

Information regarding Sublicensees shall include the above plus:

1.	Name and address of each Sublicensee

2.	Total Amounts Owed University, with respect to Sublicensees only

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